Exhibit 10.1

G-III APPAREL GROUP, LTD.

 2015 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

AGREEMENT, made as of the 17th day of April, 2019, between G-III APPAREL GROUP, LTD. (the “Company”) and __________________ (the “Participant”), pursuant to the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them by the Plan.

1.         Performance Share Unit Award. In accordance with the Plan, the Company hereby grants to the Participant ______ performance share units (“PSUs”). Each PSU represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions of this Agreement, the Plan and the Approval (as such term is hereinafter defined) including, without limitation, the potential upward or downward adjustment in the number of Shares issued to the Participant pursuant to this  Agreement.

2.         Vesting Conditions.  The Participant’s right to receive Shares covered by this Agreement shall become vested on June 15, 2022,  subject to (i) attainment of the 3-Year Cumulative Adjusted EBIT (“Adjusted EBIT”) and/or Return on Invested Capital (“ROIC”) performance conditions and to the other provisions set forth in Exhibit A to the minutes of the meeting of the Compensation Committee (the “Committee”) of the Board of Directors of the Company approving (the “Approval”) the grant subject to this Agreement and (ii) the Participant’s continuous employment or other service with the Company through the vesting date.  The terms of this grant including the EBIT and ROIC performance conditions;  upward (up to a maximum award of 150% of the number of Shares) or downward (to no award of Shares) adjustments to the number of Shares earned based on actual performance compared to the performance conditions;  the percentage of Shares earned based on satisfaction of the Adjusted EBIT or ROIC performance condition; accounting adjustments provided for in determining Adjusted EBIT and ROIC; and other matters related to the PSUs are all as set forth in the Approval.  All determinations with respect to the satisfaction of the Adjusted EBIT or ROIC performance condition and the other matters set forth in the Approval shall be made by the Committee and shall be in accordance with the terms set forth in the Approval.

3.         Settlement of PSUs. If and when PSUs become vested, the Participant will have the right to receive a corresponding number of whole Shares from the Company in full settlement of such vested PSUs. Such Shares will be issued and delivered in certificated or electronic form as soon as practicable (but not more than 90 days) after the applicable PSU vesting date, subject to any applicable tax withholding and other conditions set forth in the Plan, this Agreement and/or applicable law.

4.         Lock-Up. Participant agrees that he will not, during the period commencing on the date that any Shares are issued to him pursuant to this Agreement and ending on June 15, 2024 (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of Shares or net settlement of Shares to pay taxes related to the vesting of Shares, (b) transfers of Shares as a bona fide gift to immediate family members or family trusts or (c) transfers of any Shares to immediate family members, trusts or an entity beneficially owned and controlled by the Participant;  provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee, distributee or transferee shall sign and deliver to the Company a lock-up letter substantially in the form of this Section 4.  The Participant also agrees and consents to

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the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares unless such transfer is in compliance with the foregoing restrictions.

5.         Termination of Employment or Service. Upon the termination of the Participant’s employment or other service with the Company, any unvested PSUs then covered by this Agreement shall be canceled and the Participant shall have no further rights with respect thereto.

6.         No Rights as a Shareholder. The Participant shall have no ownership or other rights of a stockholder with respect to Shares underlying the PSUs (including any right to receive dividends or to vote such Shares) unless and until such Shares are issued to the Participant in settlement of vested PSUs.

7.         Tax Withholding. Prior to any settlement of vested PSUs, the Participant shall be required to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations. The Participant hereby authorizes the Company to satisfy all or part of the amount of such tax withholding obligations by deducting such amount from cash compensation or other payments that would otherwise be owed to the Participant. The Committee, acting in its sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant in settlement of vested PSUs, and/or with previously-owned Shares held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in Shares, if any, shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld.

8.         Restrictions on Transfer. Except as otherwise permitted by the Committee acting in its discretion under the Plan, the PSUs and the Participant’s right to receive Shares in settlement of vested PSUs may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

9.         No Other Rights Conferred.  Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ or other service of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Participant’s employment or other service.

10.       Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

11.       Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

13.       Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

14.       Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

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G-III APPAREL GROUP, LTD.

By:

Participant

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